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                               EXHIBIT 99B(5)(e)



                 INVESTMENT ADVISORY MASTER SERVICES AGREEMENT

                               BETWEEN AND AMONG

                        CHICAGO TITLE AND TRUST COMPANY

                                      AND

                            FINANCIAL SERVICES GROUP
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                        CHICAGO TITLE AND TRUST COMPANY
                        -------------------------------
                           FINANCIAL SERVICES GROUP
                           ------------------------
                           MASTER SERVICES AGREEMENT
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     This Master Services Agreement (Agreement) is made and entered into as of the 30th day of October, 1995, between and among Chicago Title and Trust Company (CT&T) and various affiliated corporations of CT&T in the Financial Services Group of the Company including the following: ALLEGHANY ASSET MANAGEMENT, INC., THE CHICAGO TRUST COMPANY, MONTAG & CALDWELL ASSOCIATES, INC., MONTAG & CALDWELL, INC. AND CHICAGO DEFERRED EXCHANGE CORPORATION AND SECURITY TRUST COMPANY collectively "the Financial Services Subsidiaries" and with CT&T the "Financial Services Group Members" or "Group Members."

                                   Recitals:
                                   ---------

A.   CT&T owns the Financial Services Subsidiaries.

B. The Financial Services Group Members are subject to state or federal regulation requiring proper recording of, and accounting for, intercompany transactions, segregation of corporate assets and documentation of all material transactions.

C. CT&T desires that its Financial Services Subsidiaries conduct business in an efficient manner, with administrative coordination and integration and without unnecessary duplication of operations.

D. As a result, Group Members may require administrative or other facilities and services, including but not limited to real estate, advertising, regulatory, payroll, legal, benefits administration, information services, management reporting, financial, marketing, investment management services and other general administrative services from other Group members.

E. The parties desire to provide for the provision and exchange of such services, with proper accounting and recordation therefore, all as set forth in the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable considerations, the parties agree as follows:

1. Exchange of Services. Each Group Member shall, upon request of any other Group Member, furnish such of its facilities and services of management and other personnel as may be requested form time to time by such entity, such items to include, without limitation, real estate, advertising, information services, regulatory, payroll, legal, benefits administration, management reporting, financial, marketing, investment management services and other general administrative services.

2. Expenses. For the use of such facilities or services, the Group Member receiving the benefit of such facilities or services shall pay to the service provider those sums which the parties agree represent a fair allocation of the cost thereof determined in accordance with generally accepted accounting principles (GAAP).

     The receiver, in turn, shall be entitled to credit against such expenses the fair allocation of cost under similar GAAP determination, of its provision of facilities or services to the same Group Member.

     In the event Group Members share office space and in the absence of a controlling legal instrument, the expenses for such space shall be paid by the named lessee, or owner, as appropriate, and allocated back to the other occupants on the basis of the approximate ratio of square foot areas occupied by each company or on such other reasonable basis as shall be mutually agreed upon.

     The parties acknowledge that the provision of facilities or services by a Group Member may, in part, represent services received from another Group Member with proper accounting therefore.
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3.   General Standard. The charges for any and all facilitates and services provided under this Agreement shall be fair and reasonable in relation to the benefits received.

4. Reservation of Rights. Except as specifically agreed upon in writing, each Group Member that conducts business as a regulated entity hereby reserves the following rights with respect to any provision of facilities or services under this Agreement.

     A.   The responsibility and control over investment of its corporate funds;

     B. The custody, ownership and maintenance of its general corporate accounts and records; and

     C. The responsibility, control and decision-making authority over the acceptance of any business risk.

     Each Group Member may enter into a management services agreement with any other Group Member and delegate to the service provider any or all of the reserved rights subject only to restrictions imposed by law or contract.

5. Effective Date. This Agreement shall become effective for the initial signatories as of October 30, 1995, representing the effective date of commencement of business operations of The Chicago Trust Company. Charges for services shall be made and reviewed on a calendar year basis, with final adjustment to amounts charged for the year all in accordance with GAAP and dovetailed with current charges incurred under any agreements superseded by the Agreement.

6. Term. The term of this Agreement shall be for the balance of calendar year 1995 and the five following calendar years (expiration December 31, 2000) and shall be automatically renewed for any number of successive five year terms, provided that any party may terminate its participation upon one month's prior written notice and such participation shall end immediately if a Group Member is no longer affiliated with CT&T.

7. Recordkeeping. Each Group Member shall identify in writing those services which from time to time are the subject of expense adjustment and allocation under this Agreement. Such identification shall include the proposed method of allocation of expense by item.

     CT&T shall retain, under the supervision and direction of its Chief Financial Officer, a master file of this Agreement with exhibits, but each party shall be responsible for recordkeeping pertaining to covered transactions in which it is involved. The parties shall cooperate in an exchange of relevant invoices and support documents on a monthly basis.

8. Other Service Agreements. This Agreement is intended to supersede all other administrative service agreements between the parties.

9. Parties - Execution of Statement of Adoption and Participation. Each of the initial signatories shall evidence its acceptance of this Agreement by executing a Statement of Adoption and Participation which shall be lodged with the Chief Financial Officer of CT&T and serve as a master list for identifying parties to this Agreement. New parties may be added to this Agreement by executing an amendment to the Statement of Adoption and parties no longer participating in the Agreement shall be noted on the Statement of Adoption. The Chief Financial Officer shall be responsible for notifying all interested persons as to the addition or deletion of parties to the Agreement.

10. Controlling Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Illinois.